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                                                                     EXHIBIT l.3



                               December 28, 2001




Nuveen Virginia Dividend Advantage
   Municipal Fund 2
333 West Wacker Drive
Chicago, Illinois  60606



         Re: Nuveen Virginia Dividend Advantage Municipal Fund 2/ Municipal Auction Rate Cumulative Preferred Series M Shares

Ladies and Gentlemen

         We have acted as special Virginia counsel for Nuveen Virginia Dividend Advantage Municipal Fund 2, a Massachusetts business Trust (the "Fund"), concerning a Registration Statement of the Fund on Form N-2 (Registration Nos. 333-72310 and 811-10523) with respect to Municipal Auction Rate Cumulative Preferred Series M Shares of the Fund, as indicated in the Registration Statement. We hereby consent to the filing of this letter as an exhibit to such Registration Statement and to the reference to our firm under the captions "Virginia Tax Matters" in Appendix D to the Statement of Additional Information which is a part of such Registration Statement, and "Tax Matters-Virginia Tax Matters" and "Legal Opinions" in the Prospectus which is also a part of such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                              Very truly yours,



                                              Christian & Barton, L.L.P.